Exhibit 99.1

Greg Parker Investor Relations 210/220-5632 or Renee Sabel Media Relations 210/220-5416

FOR IMMEDIATE RELEASE

July 22, 2009

CULLEN/FROST REPORTS SECOND QUARTER RESULTS

•	Record quarterly average deposit growth of $725 million
•	FDIC special assessment impacts expenses
•	Capital levels remain strong

SAN ANTONIO – Cullen/Frost Bankers, Inc. (NYSE: CFR) today reported net income for the second quarter of 2009 of $37.9 million, or $.63 per diluted common share, compared to second quarter 2008 earnings of $52.5 million, or $.89 per diluted share, despite solid increases over the same time period in taxable equivalent net interest income, loans and record deposit growth. An industry-wide FDIC special assessment impacted the company’s earnings by $7.3 million, or $.08 per share on an after-tax basis.

The provision for possible loan losses increased to $16.6 million from $6.3 million for the same quarter a year ago, while the allowance for possible loan losses as a percentage of loans increased to 1.42 percent from 1.13 percent at last year’s second quarter.

Returns on average assets and equity were ..98 percent and 8.35 percent, respectively, compared to 1.56 percent and 13.44 percent for the same period a year earlier.

For the second quarter of 2009, net interest income on a taxable-equivalent basis rose 5.9 percent to $144.3 million, compared to the $136.2 million reported for the same quarter of 2008. Average loans were $8.8 billion, up 7.3 percent from the $8.2 billion reported for the second quarter of 2008, but were flat compared to the previous quarter as businesses respond to the current economic conditions. Average deposits for the quarter increased 17.0 percent to $12.2 billion from the $10.4 billion reported a year earlier. Average deposits grew a record $725 million from the prior quarter, as the company has seen deposits increase steadily as customers continue to build cash reserves during these uncertain times, while also seeking the safety and soundness of Frost.

“We continue to operate well in a difficult banking environment and are making sound decisions to position our company to succeed when the national and global economies improve,” said Cullen/Frost CEO Dick Evans. “Our strong capital levels continue to give me confidence, and in light of the current economy, the increase in provision for loan losses was prudent. Credit quality, although challenging, remains at manageable levels.

“Given the uncertainty customers are feeling about the broader economy, we are helping them navigate through the current environment. As they regain their confidence, they will begin to reinvest,” said Evans. “Texas remains well positioned for growth, which is very positive for us.

“We continue to open new financial centers to serve our customers, with four locations opening this year, including our first in Plano in the Dallas region, and additional centers in Austin, San Antonio and Houston. There is still good growth opportunity in the Texas markets we serve, and we continue to bring in new relationships as customers understand the benefit of our value proposition.

“Just last month, we received the Morningstar ratings on Frost Investment Advisors mutual fund family, and I am pleased to say that six Frost funds received the Five-Star Overall Morningstar Rating. This validates our fund management expertise in providing outstanding service and investment insight to both institutional and retail investors.

“As always, I thank our outstanding employees, whose determination, enthusiasm and commitment to our company and its values help us take good care of customers,” Evans continued.

For the first six months of 2009, net income was $82.8 million, or $1.39 per diluted common share, compared to $105.3 million, or $1.78 per diluted common share, for the first six months of 2008. Returns on average assets and average equity for the first six months of 2009 were 1.10 percent and 9.32 percent, respectively, compared to 1.57 percent and 13.66 percent for the same period in 2008.

Other noted financial data for the second quarter follows:

•

Tier 1 and Total Risk-Based Capital Ratios remained strong at 10.91 percent and 13.34 percent, respectively, at the end of the second quarter of 2009 and are in excess of well capitalized levels. The tangible common equity ratio was 8.19 percent at the end of the second quarter of 2009 compared to 7.53 percent for the same quarter last year.

•

Net interest income on a taxable-equivalent basis increased $8.1 million, or 5.9 percent, to $144.3 million, from the $136.2 million reported a year earlier. This increase primarily resulted from an increase in the average volume of interest earning assets and was partly offset by a decrease in the net interest margin. The net interest margin was 4.28 percent for the second quarter, compared to 4.33 for the first quarter this year and 4.68 for the second quarter of 2008.

•	Non-interest income for the second quarter of 2009 was $68.0 million, compared to the $70.6 million reported a year earlier.

Trust fees were $16.9 million, down $2.1 million or 11.4 percent, compared to $19.0 million in the second quarter of 2008. Most of this decrease relates to lower oil and gas trust management fees and lower investment fees. Investment fees which represent approximately 70 percent of total trust fees and are generally assessed based on the market value of trust assets. Trust assets were $21.7 billion at the end of the second quarter, compared to $23.9 billion for the second quarter a year ago. This market value includes both assets that are managed and those held in custody.

Service charges on deposits were $25.2 million, up 16.3 percent, or $3.5 million, compared to the same quarter the previous year. Impacting this increase was a $3.0 million increase in service charges on commercial accounts, resulting from higher treasury management fees. A drop in the earnings credit rate for commercial accounts, compared to a year earlier, affected treasury management fees. When interest rates are lower, customers earn less credit for their deposit balances, and this, in turn, increases the amount of service charges to be paid for through fees.

Other service charges and fees were $6.3 million, compared to $9.5 million reported in the same quarter a year earlier. During the second quarter of 2008, the company recognized $1.4 million in investment banking fees related to corporate advisory services. Also contributing to the decline were decreases in commission income for the sale of money market accounts, annuities and mutual funds.

Other income was $12.5 million, compared to $13.5 million for the same quarter a year earlier. This decrease was primarily the result of fewer gains on the sale of student loans, down $1.0 million from the second quarter last year.

•

Non-interest expense for the quarter was $136.3 million, an increase of $16.2 million or 13.5 percent over the $120.1 million reported for the second quarter of last year. Most of the increase in non-interest expense is due to an increase in FDIC insurance expense of $11.0 million from the second quarter of 2008. Included in the $11.0 million increase was a $7.3 million special assessment recorded during the second quarter of 2009. Total salaries rose $2.0 million or 3.7 percent, to $56.5 million, and were impacted by normal annual merit increases and an increase in the number of employees, which was offset, in part, by a decrease in incentive compensation. Employee benefits were up $1.9 million or 15.7 percent due primarily to increases in expenses related to the company’s retirement plan, 401(k) and profit sharing plans. Net occupancy was up $773 thousand, compared to the second quarter of 2008, mainly due to an increase in lease expense. Furniture and fixtures increased $1.5 million from the same quarter last year, with most of the increase coming from software amortization and maintenance expense, and depreciation expense, which were all impacted by upgrades to our retail banking technology and teller systems and new locations. Other non-interest expense decreased $703 thousand from a year earlier. The second quarter 2008 results included approximately $1.1 million from a settlement, release and license agreement associated with certain patent infringement claims.

•

For the second quarter of 2009, the provision for possible loan losses was $16.6 million, compared to net charge-offs of $8.3 million. The loan loss provision for the second quarter of 2008 was $6.3 million, compared to net charge-offs of $4.3 million. Non-performing assets for the second quarter of 2009 were $190.3 million, compared to $127.8 million last quarter and $49.6 million a year earlier. The allowance for possible loan losses as a percentage of loans at June 30, 2009 was 1.42 percent, compared to 1.13 percent at the end of the second quarter of 2008.

Cullen/Frost Bankers, Inc. will host a conference call on Wednesday, July 22, 2009, at 10:00 a.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a “listen only” mode at 1-800-944-6430. Digital playback of the conference call will be available after 2:00 p.m. CT until midnight Sunday, July 26, 2009 at 1-800-642-1687 or 1-706-645-9291 for international calls, with Conference ID # of 19676201. The call will also be available by webcast at the URL listed below and available for playback after 2:00 p.m. CT. After entering the Web site, www.frostbank.com, go to “About Frost” on the top navigation bar, then click on Investor Relations.

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with assets of $15.8 billion at June 30, 2009. The corporation provides a full range of commercial and consumer banking products, investment and brokerage services, insurance products and investment banking services. Frost operates more than 100 financial centers across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost is the largest Texas-based banking organization that operates only in Texas, with a legacy of helping clients with their financial needs during three centuries.

Forward-Looking Statements and Factors that Could Affect Future Results

Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in the Corporation’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	Local, regional, national and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation’s assessment of that impact.
•	Volatility and disruption in national and international financial markets.
•	Government intervention in the U.S. financial system.
•	Changes in the level of non-performing assets and charge-offs.
•	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.
•	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.
•	Inflation, interest rate, securities market and monetary fluctuations.
•	Political instability.
•	Acts of God or of war or terrorism.
•	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.
•	Changes in consumer spending, borrowings and savings habits.
•	Changes in the financial performance and/or condition of the Corporation’s borrowers.
•	Technological changes.
•	Acquisitions and integration of acquired businesses.
•	The ability to increase market share and control expenses.
•	Changes in the competitive environment among financial holding companies and other financial service providers.
•	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.
•

The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

•	Changes in the Corporation’s organization, compensation and benefit plans.
•

The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews.

•	Greater than expected costs or difficulties related to the integration of new products and lines of business.
•	The Corporation’s success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

(In thousands, except per share amounts)

	2009		2008
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$134,464	$129,632	$138,081	$134,736	$131,328
Net interest income(1)	144,325	137,733	143,707	139,655	136,223
Provision for possible loan losses	16,601	9,601	8,550	18,940	6,328
Non-interest income:
Trust fees	16,875	15,969	17,483	19,749	19,040
Service charges on deposit accounts	25,152	24,910	23,697	22,642	21,634
Insurance commissions and fees	7,106	10,751	6,470	8,261	7,015
Other charges, commissions and fees	6,288	6,762	8,407	10,723	9,496
Net gain (loss) on securities transactions	49	—	(133)	78	(56)
Other	12,536	11,472	13,274	15,862	13,452

Total non-interest income	68,006	69,864	69,198	77,315	70,581

Non-interest expense:
Salaries and wages	56,540	56,776	58,468	57,803	54,534
Employee benefits	13,783	15,240	10,517	10,677	11,912
Net occupancy	10,864	10,690	10,384	10,342	10,091
Furniture and equipment	10,662	10,363	10,010	9,657	9,182
Deposit insurance	11,667	4,376	1,785	1,859	659
Intangible amortization	1,719	1,781	1,929	1,976	1,955
Other	31,054	30,273	30,450	30,658	31,757

Total non-interest expense	136,289	129,499	123,543	122,972	120,090

Income before income taxes	49,580	60,396	75,186	70,139	75,491
Income taxes	11,721	15,414	22,223	21,174	22,944

Net income	$37,859	$44,982	$52,963	$48,965	$52,547

PER SHARE DATA
Net income - basic	$0.64	$0.76	$0.89	$0.83	$0.89
Net income - diluted	0.63	0.76	0.89	0.83	0.89
Cash dividends	0.43	0.42	0.42	0.42	0.42
Book value at end of quarter	30.12	30.34	29.68	27.16	26.11

OUTSTANDING SHARES
Period-end shares	59,653	59,423	59,416	59,299	59,081
Weighted-average shares - basic	59,331	59,189	59,171	58,932	58,733
Dilutive effect of stock compensation	119	75	311	433	483
Weighted-average shares - diluted	59,450	59,264	59,482	59,365	59,216

SELECTED ANNUALIZED RATIOS
Return on average assets	0.98%	1.23%	1.47%	1.44%	1.56%
Return on average equity	8.35	10.33	12.79	12.39	13.44
Net interest income to average earning assets(1)	4.28	4.33	4.60	4.74	4.68

(1)	Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2009		2008
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$8,784	$8,809	$8,712	$8,434	$8,187
Earning assets	13,632	12,942	12,435	11,712	11,717
Total assets	15,519	14,881	14,347	13,486	13,518
Non-interest-bearing demand deposits	4,138	3,971	3,803	3,605	3,531
Interest-bearing deposits	8,045	7,487	7,106	6,797	6,885
Total deposits	12,183	11,458	10,909	10,402	10,416
Shareholders’ equity	1,818	1,766	1,647	1,573	1,573

Period-End Balance:
Loans	$8,644	$8,779	$8,844	$8,596	$8,354
Earning assets	13,855	13,530	13,001	11,984	11,608
Goodwill and intangible assets	549	551	551	553	554
Total assets	15,785	15,331	15,034	14,061	13,671
Total deposits	12,497	12,033	11,509	10,618	10,627
Shareholders’ equity	1,797	1,803	1,764	1,611	1,542
Adjusted shareholders’ equity(1)	1,675	1,650	1,626	1,593	1,557

ASSET QUALITY
($ in thousands)
Allowance for possible loan losses	$122,501	$114,168	$110,244	$107,109	$94,520
as a percentage of period-end loans	1.42%	1.30%	1.25%	1.25%	1.13%

Net charge-offs	$8,268	$5,677	$5,415	$6,351	$4,306
Annualized as a percentage of average loans	0.38%	0.26%	0.25%	0.30%	0.21%

Non-performing assets:
Non-accrual loans	$168,805	$114,233	$65,174	$45,475	$40,485
Foreclosed assets	21,478	13,533	12,866	9,683	9,146

Total	$190,283	$127,766	$78,040	$55,158	$49,631
As a percentage of:
Total loans and foreclosed assets	2.20%	1.45%	0.88%	0.64%	0.59%
Total assets	1.21	0.83	0.52	0.39	0.36

CONSOLIDATED CAPITAL RATIOS
Tier 1 Risk-Based Capital Ratio	10.91%	10.64%	10.30%	10.33%	10.15%
Total Risk-Based Capital Ratio	13.34	12.98	12.58	12.67	12.68
Leverage Ratio	8.50	8.70	8.80	9.04	8.69
Equity to Assets Ratio
(period-end)	11.38	11.76	11.73	11.46	11.28
Equity to Assets Ratio
(average)	11.72	11.87	11.48	11.66	11.63

(1)	Shareholders’ equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

(In thousands, except per share amounts)

	Six Months Ended June 30,
	2009	2008
CONDENSED INCOME STATEMENTS
Net interest income	$264,096	$261,208
Net interest income(1)	282,058	270,991
Provision for possible loan losses	26,202	10,333
Non-interest income
Trust fees	32,844	37,322
Service charges on deposit accounts	50,062	41,227
Insurance commissions and fees	17,857	18,173
Other charges, commissions and fees	13,050	16,427
Net gain (loss) securities transactions	49	(104)
Other	24,008	27,764

Total non-interest income	137,870	140,809

Non-interest expense
Salaries and wages	113,316	109,672
Employee benefits	29,023	26,025
Net occupancy	21,554	19,738
Furniture and equipment	21,025	18,132
Deposit insurance	16,043	953
Intangible amortization	3,500	4,001
Other	61,327	61,609

Total non-interest expense	265,788	240,130

Income before income taxes	109,976	151,554
Income taxes	27,135	46,227

Net income	$82,841	$105,327

PER SHARE DATA
Net income - basic	$1.39	$1.79
Net income - diluted	1.39	1.78
Cash dividends	0.85	0.82
Book value at end of period	30.12	26.11

OUTSTANDING SHARES
Period-end shares	59,653	59,081
Weighted-average shares - basic	59,260	58,635
Dilutive effect of stock compensation	78	392
Weighted-average shares - diluted	59,338	59,027

SELECTED ANNUALIZED RATIOS
Return on average assets	1.10%	1.57%
Return on average equity	9.32	13.66
Net interest income to average earning assets(1)	4.30	4.67

(1)	Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	As of or for the Six Months Ended June 30,
	2009	2008
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$8,796	$8,052
Earning assets	13,289	11,661
Total assets	15,203	13,455
Non-interest-bearing demand deposits	4,055	3,524
Interest-bearing deposits	7,768	6,881
Total deposits	11,823	10,405
Shareholders’ equity	1,793	1,551

Period-End Balance:
Loans	$8,644	$8,354
Earning assets	13,855	11,608
Goodwill and intangible assets	549	554
Total assets	15,785	13,671
Total deposits	12,497	10,627
Shareholders’ equity	1,797	1,542
Adjusted shareholders’ equity(1)	1,675	1,557

ASSET QUALITY
($ in thousands)
Allowance for possible loan losses	$122,501	$94,520
As a percentage of period-end loans	1.42%	1.13%

Net charge-offs:	$13,945	$8,152
Annualized as a percentage of average loans	0.32%	0.20%

Non-performing assets:
Non-accrual loans	$168,805	$40,485
Foreclosed assets	21,478	9,146

Total	$190,283	$49,631
As a percentage of:
Total loans and foreclosed assets	2.20%	0.59%
Total assets	1.21	0.36

CONSOLIDATED CAPITAL RATIOS
Tier 1 Risk-Based Capital Ratio	10.91%	10.15%
Total Risk-Based Capital Ratio	13.34	12.68
Leverage Ratio	8.50	8.69
Equity to Assets Ratio (period-end)	11.38	11.28
Equity to Assets Ratio (average)	11.79	11.52

(1)	Shareholders’ equity excluding accumulated other comprehensive income (loss).